 Exhibit 99.1

Chromocell Announces Formal Launch of Eye Pain Treatment Program and Hiring of Dr. Simon Chandler

New Program Targets Estimated $2.5 Billion Eye Pain Market

Freehold, New Jersey — March 21, 2024 — Chromocell Therapeutics Corp. (“Chromocell”, or the “Company”), (NYSE American: CHRO), a pioneer in the development of non-opioid pain treatment therapeutics, today announced that it has formally launched its eye pain treatment program with the hiring of Dr. Simon Chandler.

The Company believes its sodium channel, NaV1.7 program will be suitable for an array of eye pain indications. Common acute eye pain indications include corneal foreign body damage or abrasion, acute angle closure glaucoma and post-surgical sequelae. Chronic eye pain indications include autoimmune diseases, dry eye and neuropathic etiologies. Chromocell’s platform uniquely targets the NaV1.7 channels on the cornea with the ability to treat all eye pain indications.

“The launch of our eye pain treatment program represents a significant milestone for the Company. Eye pain indications are currently under-served for treatment options, and we believe, based on the data from our programs which address various forms of systemic chronic pain using the same mechanism, that targeting NaV1.7 sodium channels in the cornea represents a viable, safe and effective treatment paradigm for eye pain,” said Frank Knuettel, CEO of Chromocell. “Moreover, the market opportunity in these under-served markets is considerable. As an example, we estimate that there are roughly 5 million corneal abrasions annually in the United States, representing an estimated market opportunity of roughly $2.5 billion.

I welcome Dr. Chandler and look forward to working with him as he guides this program towards providing much needed, effective treatment options to sufferers of eye pain in the United States and globally,” he added.

Dr. Chandler is well suited to manage the program, with over 30 years of experience in managing ophthalmic drug development programs. He has a Ph.D in Epigenetics and had a post-doctoral position at the NIH studying molecular embryology. With posts at Santen, ISTA, B&L, Allergan and Vyluma, he has successfully developed several drugs in the areas of glaucoma, and post-surgical eye pain, such as Durysta for Glaucoma and Bromday in pain and inflammation post cataract surgery.

About Chromocell Therapeutics Corp.

Chromocell Therapeutics Corporation is a clinical-stage biotechnology company focused on developing and commercializing novel, non-opioid, non-addictive therapeutics to alleviate pain and other associated medical conditions. The Company’s initial clinical focus is to selectively target the sodium ion-channel known as NaV1.7 for the treatment of various types of chronic neuropathic pain and eye pain. The Company’s portfolio also includes pre-clinical work on other sodium channel receptor subtypes, and the Company intends to explore these and other compounds for the treatment of additional pain indications. For company updates and to learn more about Chromocell, visit www.chromocell.com or follow us on social media.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding (i) the Company’s belief that its portfolio of therapeutics will be suitable for an array of eye pain indications, (ii) the Company’s belief that the market opportunity in under-served markets is considerable and (iii) the Company's intent to explore certain compounds for the treatment of pain indications. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially from those set forth in such forward-looking statements include, but are not limited to, risks and uncertainties related to (i) the Company expending its limited resources to pursue a compound or indication and failing to capitalize on different compounds or indications that may be more profitable or for which there is a greater likelihood of success and the Company potentially not being successful in discovering, developing and commercializing additional compounds, (ii) the Company needing to establish its market development capabilities to commercialize its products with the failure to do so potentially resulting in an inability to generate any revenue, (iii) the Company facing significant competition and its competitors potentially achieving regulatory approval before the Company or developing therapies that are more advanced or effective than the Company’s, which may adversely affect the Company’s financial condition, (iv) the Company’s ability to obtain and maintain adequate U.S. and foreign patent protection for its compounds, the Company facing litigation or administrative proceedings by a third-party over its patents, changes in U.S. or foreign patent law or interpretation thereof diminishing the value of its patents, and the Company’s ability to protect the confidentiality of its trade secrets, (v) third-parties instituting patent litigation against the Company in the U.S. or a foreign jurisdiction asserting that CC8464 and/or additional lead compounds infringe its patent rights, the outcome of which would be uncertain and could have a material adverse effect on the success of the Company’s business, (vi) there being no guarantee that the results from prior clinical and preclinical studies will be indicative of the Company’s ability to complete studies or the results to be obtained in the current or future studies and clinical trials and (vii) the Company’s ability to retain key employees and scientific advisors and to attract, retain and motivate qualified personnel. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s Registration Statement on Form S-1 (SEC File No. 333-269188). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Chromocell Media and Investor Inquires:

LR Advisors LLC.

Jason Assad

678-570-6791

Jason@Chromocell.com